Exhibit 99.1

WABCO Appoints New Board Member; Thomas Gross Brings Strong Global

Supplier and Technology Perspective

BRUSSELS, Belgium, March 24, 2016 – WABCO Holdings Inc. (NYSE: WBC), a leading global supplier of technologies that improve the safety, efficiency and connectivity of commercial vehicles, today announced that it has appointed Thomas S. Gross to its board of directors. Mr. Gross’s appointment took effect on March 22, 2016. He also serves as a member of the Audit Committee.

Most recently, Mr. Gross served as Vice Chairman and Chief Operating Officer, Electrical Sector, at Eaton Corporation, a global technology leader in power management. Mr. Gross brings to WABCO over two decades of senior executive experience gained through businesses that supply technological solutions globally for a range of industrial power systems and controls. In his global leadership roles, in particular, he successfully identified worldwide synergies and achieved accelerated growth.

Mr. Gross is also a director of RPM International (NYSE: RPM), a world leader in specialty coatings and sealants. Previously, Mr. Gross served on the board of governors of the National Electrical Manufacturers Association in the United States.

Mr. Gross holds a Master of Business Administration degree from the University of Michigan and a Bachelor of Science degree from the University of Wisconsin, both located in the United States.

“Tom Gross’s global business expertise and technology-oriented counsel will further strengthen our board as we sustain WABCO’s market outperformance globally through our proven three-pillar strategy of technology leadership, globalization and excellence in execution,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer.

Donald J. Stebbins, a member of WABCO’s board of directors since September 2007 and a member of the Compensation, Nominating and Governance Committee, has resigned, effective March 22, 2016.

“We express deep gratitude to Don Stebbins for his outstanding and longtime contribution to WABCO’s board, and we convey our best wishes as he continues his professional pursuits,” said Esculier.

About WABCO

WABCO (NYSE: WBC) is a leading global supplier of technologies and services that improve the safety, efficiency and connectivity of commercial vehicles. Founded nearly 150 years ago, WABCO continues to pioneer breakthrough innovations for advanced driver assistance, braking, stability control, suspension, transmission automation and aerodynamics. Partnering with the transportation industry as it maps a route toward autonomous driving, WABCO also uniquely connects trucks, trailers, drivers, cargo, and fleet operators through telematics, as well as advanced fleet management and mobile solutions.

WABCO is regularly recognized among “the best of the best” companies. Forbes named WABCO “America’s Best-Managed Capital Goods Company.” For four consecutive years, Institutional Investor named WABCO among the “Top 3” in its sector for “Best CEO.” WABCO reported sales of $2.6 billion in 2015. Headquartered in Brussels, Belgium, WABCO has 12,000 employees in 39 countries. For more information, visit www.wabco-auto.com.

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, our ability to successfully integrate any acquired businesses or our acquired businesses not performing as planned, the outcome of any appeal by Belgium and/or the company of the European Commission’s decision to invalidate the Excess Profit Ruling Program, and, if the decision is not overturned, the methodology the Belgian tax authority employs to calculate the amount of the clawback, the company’s ability to claim alternative tax relief for prior and current periods, or the success of any other avenues the Company pursues to mitigate the impact of the European Commission’s decision, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

Media, investors and analysts contact

Christian Fife, +1 732 369 7465, christian.fife@wabco-auto.com